Exhibit 10.4
ZIFF DAVIS HOLDINGS INC.
28 East 28th Street
New York, New York 10016
June 16, 2006
[Participant]
Dear [Participant]:
     Reference is made to that certain 2006 Long-Term Management Incentive Plan of Ziff Davis Holdings Inc. (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Plan”). Capitalized terms used, but not otherwise defined, herein shall have the meanings given to such terms in the Plan. This is a Grant Agreement referred to in, and shall be construed in accordance with, the Plan. In the event of any conflict between this Grant Agreement and the Plan, the Plan shall prevail.
     This is to inform you that you have been granted a Percentage Interest of ___percent (___%) of the Bonus Amount in the Sale of a Division of the following Division of the Company:                      . Your Percentage Interest is subject to amendment in accordance with the Plan. Except as provided in the foregoing sentences of this paragraph or any other Grant Agreement to which you are party with the Company, you have no Percentage Interest in any Bonus Amount in respect of any Sale of a Division.
     In the event that your employment with the Company is terminated prior to any Sale of a Division in respect of which you have been granted a Percentage Interest under any circumstances (other than termination (a) by the Company without Cause or (b) because of your death), then the Percentage Interest for all such Divisions in respect of which you have been granted a Percentage Interest shall, without further action on the part of the Company or you, be automatically forfeited and be zero percent (0%) from and after the date of such termination. Nothing in the Plan or this Grant Agreement shall interfere with or limit in any way the right of the Company to terminate your employment at any time for any reason, nor confer upon you any right to continue in the employ of the Company or be granted employment with any buyer of any Division (or any affiliate thereof) for any period of time or to continue your present (or any other) rate of compensation.
     This Grant Agreement and the Plan set forth the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, between the parties in connection therewith. No modification to this Grant Agreement shall be binding unless in writing and signed by you and the Chief Executive Officer of the Company. This Grant Agreement shall be governed by the laws of the State of New York, without reference to its principles of conflicts of law that otherwise might call for application of the law of another jurisdiction. The state and federal courts located in New York, New York shall have sole and exclusive jurisdiction over any dispute arising out of or related to this Grant Agreement, and each party hereby expressly consents to the jurisdiction of such courts with respect to any such dispute and waives any objection, whether on the grounds of venue, residence or domicile or on the ground that the proceeding has been brought in an inconvenient forum, to any such proceeding brought in such courts.

Sincerely,

ZIFF DAVIS HOLDINGS INC.

By:

Acknowledged and agreed as of the date
first written above: